Exhibit 99.77(q)(1)(e)(2)

June 1, 2017

Voya Investors Trust

Voya Mutual Funds

Voya Partners, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Re:	Management Fee Waiver with respect to the Series Sub-Advised by J.P. Morgan Investment Management Inc.

Ladies and Gentlemen:

With respect to each series (each a “Fund” and collectively, the “Funds”) listed on Schedule A hereto, Voya Investments, LLC (the “Adviser”) has entered into a sub-advisory fee waiver letter agreement (“Sub-Advisory Fee Waiver”) with J.P. Morgan Investment Management Inc. (“J.P. Morgan” or the “Sub-Adviser”), the sub-adviser to each of the Funds.

Pursuant to the Sub-Advisory Fee Waiver, J.P. Morgan has agreed to waive a portion of the sub-advisory fee payable to it by the Adviser with respect to each Fund in an amount equal to the amount of the sub-advisory fee attributable to the value of the shares of the Fund that are beneficially owned by retirement plans and IRAs (the “Plans”) through insurance company separate accounts as part of variable insurance contracts that were sold to the Plans by an affiliate of the Sub-Adviser.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual management fee for each Fund with a corresponding reduction equal to the amount waived by the Sub-Adviser pursuant to the Sub-Advisory Fee Waiver for that Fund. The Adviser further acknowledges that it shall not be entitled to collect on or make a claim for waived fees at any time in the future.

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This waiver will be effective upon the effectiveness of the Sub-Advisory Fee Waiver as of the first business day of the month in which the Department of Labor’s “Fiduciary Rule” becomes applicable and will continue for an indefinite period of time. This waiver terminates upon the termination of the Sub-Advisory Fee Waiver.

Please indicate your agreement to this waiver by executing below in the place indicated.

Very sincerely,

VOYA INVESTMENTS, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President

Accepted and Agreed to:

VOYA INVESTORS TRUST

(on behalf of the underlying Funds listed on Schedule A)

By:	/s/ Kimberly A. Anderson
Name:	Kimberly A. Anderson
Title:	Senior Vice President

VOYA MUTUAL FUNDS

(on behalf of the underlying Fund listed on Schedule A)

By:	/s/ Kimberly A. Anderson
Name:	Kimberly A. Anderson
Title:	Senior Vice President

VOYA PARTNERS, INC.

(on behalf of the underlying Fund listed on Schedule A)

By:	/s/ Kimberly A. Anderson
Name:	Kimberly A. Anderson
Title:	Senior Vice President

SCHEDULE A

VOYA INVESTORS TRUST

VY® JPMorgan Emerging Markets Equity Portfolio

VY® JPMorgan Small Cap Core Equity Portfolio

VOYA MUTUAL FUNDS

Voya Multi-Manager Emerging Markets Equity Fund (the sleeve managed by J.P. Morgan Investment Management Inc.)

VOYA PARTNERS, INC.

VY® JPMorgan Mid Cap Value Portfolio